Exhibit 99.B(d)(aa)(5)

AMENDMENT NO. 5 TO
PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 19th day of June 2018 (the “Amendment”) is made to the Portfolio Management Agreement (the “Agreement”) made the 2nd day of February 2009, as amended to date, by and among Western Asset Management Company, LLC, a California Limited Liability Company (“Portfolio Manager”) Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (“Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Portfolio Manager and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.                                      All references to “Western Asset Management Company” are changed to “Western Asset Management Company, LLC” and any references to the Portfolio Manager as a California Corporation shall be changed to a California Limited Liability Company.

2.                                      Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” and replacing it with “Section 1297 of the Code”.

3.                                      The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

4.                                      The following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Portfolio Manager shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including the name and title of a person.”

5.                                      Subsection 2(v) is hereby deleted and replaced with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund.  The Portfolio Manager will promptly forward to the Investment Adviser any checks or other payments inadvertently received regarding class action litigations involving the Fund. The Portfolio Manager will also promptly notify the Investment Adviser if the Portfolio Manager determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities or other investments held or previously held in Portfolio Manager’s proprietary accounts that are also held or were previously held by a Fund.  The Portfolio Manager shall have no responsibility to, and shall not initiate, compile or file claims on behalf of a Fund or the Investment Adviser for any litigation relating to securities or other investments currently or previously held in the Fund.”

6.                                      Subsection 2(y) is hereby deleted and replaced with the following:

“the Portfolio Manager will not, for the duration of this Agreement, solicit, encourage or induce, or attempt to solicit or induce, or assist any other person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities to terminate or breach an employment, contractual or other relationship with the Investment Adviser; provided that this Section 2(y) shall not prohibit the Portfolio Manager from hiring any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities who independently seeks employment with the Portfolio Manager or pursuant to any general hiring campaign not targeted at a particular employee, consultant or independent contractor.”

7.                                      The following is added as new subsection 2(dd):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Fund trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA.  To the extent either party to a Fund trade withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets.  It is understood that the Portfolio Manager does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser.  For U.S. and foreign brokers, the Portfolio Manager will use reasonable efforts to obtain a Form W-9 or Form W-8, as applicable, and make such form available as needed upon request.”

8.                                      The following is added as new subsection 2(ee):

“will take no actions that would cause a Fund to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h).  With respect to Section 817(h) investor control provisions, the Portfolio Manager will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or

Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Portfolio Manager regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Fund.  In addition, the Portfolio Manager will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Fund.  The Portfolio Manager represents and warrants that no current or future portfolio manager for the Fund is or will be a Contract Holder and that the Portfolio Manager has processes in place to prevent a portfolio manager for the Fund from being a Contract Holder.”

9.                                      In Section 3, titled Disclosure about Portfolio Manager and Portfolio, the following is added as the second paragraph:

“The Portfolio Manager further agrees to promptly review any information to be included in shareholder reports required under Section 30(e) of the 1940 Act, marketing materials or any other materials (“Other Materials”) which relate to the Portfolio Manager or a Fund as requested by the Investment Adviser.  The Portfolio Manager represents and warrants that, solely with respect to the disclosure relating to the Portfolio Manager or the Fund that the Portfolio Manager has provided to the Trust for inclusion in Other Materials, including any performance information (such as Portfolio Manager’s composite/comparable account performance) that the Portfolio Manager provides which is included in or serves as the basis for information included in the Other Materials, such portion of the Other Materials contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Portfolio Manager further agrees to notify the Investment Adviser and the Trust immediately of any material fact known to the Portfolio Manager whose omission would make the disclosure in the Other Materials provided by Portfolio Manager misleading in light of the circumstances under which such statements were made, or of any statement contained therein that becomes untrue in any material respect.”

10.                               In Section 4, titled Expenses, the following is added after the first sentence:

“The Portfolio Manager shall also bear, at its expense, any fees or costs associated with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Portfolio Manager under the Agreement (but excluding litigation for services provided and/or fees charged by the Investment Adviser); and (ii) the Portfolio Manager’s general business operations that require the involvement or participation of the Investment Adviser, the Trust, and/or any affiliated person of the Trust.

11.                               In Section 13, titled Liability, the following is added to the end of subsection (a):

“In addition, Portfolio Manager shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties (excluding brokers that execute trades on behalf of a Fund) that Portfolio Manager hires in connection with fulfilling Portfolio Manager’s obligations under this Agreement.”

12.                               In Section 14, titled Indemnification, the following is added to the end of subsection (a):

“In addition, Portfolio Manager agrees to indemnify and hold harmless the PL Indemnified Persons (which includes the Investment Adviser as defined) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties (excluding brokers that execute trades on behalf of a Fund) that Portfolio Manager hires in connection with fulfilling Portfolio Manager’s obligations under this Agreement.”

13.                               In Section 20, titled Confidentiality, the following is added to the end of the paragraph:

“The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable, except in the case of Confidential Information disclosed to regulatory authorities having jurisdiction in connection with a routine audit or examination pursuant to clause (1) of the immediately preceding sentence or Confidential Information disclosed pursuant to clause (2) of the immediately preceding sentence.”

14.                               The following is added as new section 21, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Fund is and will remain: (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Portfolio Manager reasonable advance notification (in no event less than 30 days) of any decision to: (a) alter its operation of any Fund for which the Investment Adviser has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Fund, to then register and operate as a commodity pool operator on behalf of the Fund, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Fund, to operate such Fund under an exclusion or exemption from registration with the CFTC.”

15.                               The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

16.                               Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Adam Wright
Name: Adam Wright
Title: Manager, U.S Legal Affairs

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary